UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 15, 2007

Date of Report

Date of earliest event reported

INFOSPACE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 108th Avenue N.E., Suite 1200

Bellevue, Washington 98004

(Address of Principal Executive Offices)

425-201-6100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 15, 2007, InfoSpace, Inc. (“InfoSpace”) entered into a definitive Asset Purchase Agreement (the “Asset Purchase Agreement”) with Motricity, Inc. (“Motricity”). The Asset Purchase Agreement provides that Motricity will purchase certain assets and assume certain liabilities relating to InfoSpace’s mobile data infrastructure business (the “Mobile Business”) for total consideration of $135,000,000 in cash, subject to certain purchase price adjustments and the other terms and conditions set forth in the Asset Purchase Agreement. In addition, InfoSpace and Motricity will enter into several ancillary agreements, including a transition services agreement, license agreement, hosting and co-location services agreement and certain other agreements in connection with this transaction.

The Asset Purchase Agreement contains customary representations and warranties, as well as covenants by each of the parties thereto, and indemnification provisions whereby each party agrees to indemnify the other for breaches of representations, warranties and covenants and certain other matters.

The purchase of InfoSpace’s Mobile Business by Motricity is subject to customary closing conditions, including, but not limited to, (i) the receipt of required regulatory approvals, (ii) the receipt of specified third party consents and (iii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The foregoing summary of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by the Asset Purchase Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The press release issued by InfoSpace announcing the signing of the Asset Purchase Agreement is filed as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated October 15, 2007, between InfoSpace, Inc. and Motricity, Inc.

99.1	Press Release issued by InfoSpace, Inc., dated October 15, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2007

INFOSPACE, INC.

By:	/s/ Allen M. Hsieh
Allen M. Hsieh
Chief Financial Officer

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated October 15, 2007, between InfoSpace, Inc. and Motricity, Inc.

99.1	Press Release issued by InfoSpace, Inc., dated October 15, 2007